EXHIBIT 21


JOINT VENUTURES

Advanced Filtration Systems, Inc.,
CHAMPAIGN, ILLINOIS

D.I. Filter Systems Pvt. Ltd.,
NEW DELHI, INDIA

Guilin Air King Enterprises Ltd.,
GUILIN, PEOPLE'S REPUBLIC OF CHINA

PT Panata Java Mandiri,
JAKARTA, INDONESIA


SUBSIDIARIES

ENV Services, Inc.,
PHILADELPHIA, PENNSYLVANIA

Donaldson Europe, N.V.,
LEUVEN, BELGIUM

Donaldson Coordination Center, N.V.,
LEUVEN, BELGIUM

Donaldson Gesellschaft m.b.H.,
DULMEN, GERMANY

Donaldson Filter Components, Ltd.,
HULL, ENGLAND

Donaldson Torit, B.V.,
HAARLEM, NETHERLANDS

Donaldson France, S.A.,
BRON, FRANCE

Tecnov-Donaldson, S.A.,
DOMJEAN, FRANCE

Donaldson Italia s.r.l.,
OSTIGLIA, ITALY

Nippon Donaldson, Ltd.,
TOKYO, JAPAN

Donaldson Far East Limited,
NEW TERRITORIES, HONG KONG

Doanldson Australasia (Pty.) Ltd.,
WYONG, AUSTRALIA

Donaldson Filtration Systems (Pty.) Ltd.,
CAPE TOWN, SOUTH AFRICA

Donaldson, S.A. de C.V.,
AGUASCALIENTES, MEXICO